UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 or 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): August 16, 2013

Medytox Solutions, Inc.
(Exact Name of Registrant as Specified in Its Charter)

Nevada
(State or Other Jurisdiction of Incorporation)

000-54346	54-2156042
(Commission File Number)	(I.R.S. Employer Identification No.)

400 S. Australian Avenue, Suite 800, West Palm Beach, Florida	33401
(Address of Principal Executive Offices)	(Zip Code)

(561) 855-1626
(Registrant’s Telephone Number, Including Area Code)

_______________________________________________________
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 8 – Other Events

Item 8.01. Other Events

As previously reported in the Form 8-K filed on July 11, 2013, on July 2, 2013 a jury awarded our wholly-owned subsidiary, Medytox Institute of Laboratory Medicine, Inc. ("MILM"), $2,906,844 on its breach of contract claim against Trident Laboratories, Inc. ("Trident"), and Trident's shareholders, Michele Steegstra, Christopher Hawley, Donnette Hawley, Michael Falestra and Skyler Lukas (the "Shareholders"), and awarded Seamus Lagan $750,000 individually against Christopher Hawley for Mr. Hawley's defamatory postings on the internet.

Trident and the Shareholders filed motions for judgment notwithstanding the verdict, for a new trial, to dismiss the case, and for remittitur. On September 4, 2013, the judge denied all of these motions and entered a partial final judgment in the amounts granted by the jury. MILM’s claims for specific performance and other equitable claims remain to be decided by the Court. There is still the possibility of an appeal.

On August 16, 2013, we issued a press release announcing that we had filed our Form 10-Q for the quarter ended June 30, 2013. As reflected on our Form 10-Q, filed on August 14, 2013, we indicated that our revenues for the second quarter in 2013 were $8,602,577, compared to $2,352,360 for the second quarter of 2012, an increase of $6,250,217 or 266%. We also indicated that our revenues for the six months ended June 30, 2013 were $16,626,336, as compared to $3,591,341 for the six months ended June 30, 2012, an increase of $13,034,995 or 363%. The press release also indicated that our income (loss) from operations, excluding depreciation and amortization and excluding one-time legal fees related to disputed subsidiary were $2,978,567 for the six months ended June 30, 2013, compared to ($1,421,670) for the six months ended June 30, 2102. This quantification was derived from the face of the income statement, as set forth in our Form 10-Q, by adding to our income (loss) from operations, the line items, "legal fees related to subsidiary" and "depreciation and amortization" for the relevant periods.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: September 13, 2013	MEDYTOX SOLUTIONS, INC.

/s/ William G. Forhan
William G. Forhan,
CEO and Chairman
(principal executive officer)

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